CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $1,100,000,000	Amount of Registration Fee(1) $78,430

(1)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $478,093.17 have already been paid by JPMorgan Chase Bank, National Association, a wholly owned subsidiary of JPMorgan Chase & Co., with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-131760) filed on February 10, 2006, as amended on Form S-3/A filed on March 28, 2006, and have been carried forward, of which $78,430.00 is offset against the registration fee due for this offering and of which $399,663.17 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 199L, dated February 23, 2010 (To Prospectus dated October 16, 2007 and Prospectus Supplement dated November 1, 2007)	Rule 424(b)(2) File No. 333-146731 CUSIP No. 46623EJA8

JPMORGAN CHASE & CO.

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series F

[ ]	Subordinated Medium Term Notes, Series A
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 1,100,000,000 100% $ 1,650,000 $ 1,098,350,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. Lebenthal & co., llc the williams capital group, l.p.	$1,078,000,000 $ 11,000,000 $ 11,000,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	February 26, 2010
Stated Maturity:	February 26, 2013

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A

[X] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ X ]

Interest Payment Dates:   Quarterly on the 26th or next business day of February, May, August and November, via modified following business day convention, commencing May 26, 2010.

Interest Reset Dates:    Quarterly on the 26th or next business day of February, May, August and November, via modified following business day convention, commencing May 26, 2010.

Index Maturity:  3-month LIBOR
Spread (+/-):   +65 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]